AMENDMENT
                                 TO
                ASSETS PURCHASE AND SALE AGREEMENT


    THIS AMENDMENT TO ASSETS PURCHASE AND SALES AGREEMENT (the "Amendment"), dated to be effective as of March 23, 2001, is entered into between Food For Health Co., Inc., an Arizona corporation ("Seller"), AMCON Distributing Company, a Delaware corporation, ("Shareholder"), and Tree of Life, Inc., a Delaware corporation ("
("Buyer") (collectively, the "Parties"), in order to amend that certain Assets Purchase and Sale Agreement (the "Purchase Agreement"), among the Parties dated March 8, 2001 (the "Purchase Agreement").

                               RECITALS:

    A. According to the Purchase Agreement, certain schedules and exhibits of the Purchase Agreement were to be updated as of the 23rd of March, 2001 (the "Closing Date"). The Parties have agreed to amend and update such schedules to the Purchase Agreement as set forth herein.

    B. According to the Purchase Agreement, certain conditions and obligations of the Parties' were to be completed as of the Closing Date. However, conditions and obligations remain outstanding and the Parties agree to amend and waive such conditions to closing of the Purchase Agreement as set forth herein and confirm the agreements of the Parties regarding the resolution of all outstanding issues.

                              AGREEMENTS:

    NOW, THEREFORE, in consideration of the recitals and agreements herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    1. The Purchase Agreement is amended to replace the following Exhibits and Schedules with those Exhibits and Schedules attached hereto:

    Exhibit D            Instruments of Transfer
    Exhibit F            Letter of Credit
    Exhibit G            Opinion of Seller's and Shareholder's Counsel
    Exhibit I            Hawaiian Water Company Agreement

    Schedule 1.1(a)      Inventory Owned by Seller
    Schedule 1.1(b)      Accounts Receivable of Seller
    Schedule 1.1(c)      Vendor Receivables of Seller
    Schedule 1.1(d)      Fixed Assets
    Schedule 1.1(e)      Prepaid Expenses
    Schedule 1.1(f)(ii)  Customer Contracts of Seller
    Schedule 1.1(i)      Intellectual Property of Seller
    Schedule 1.3(b)      800 Code Inventory
    Schedule 1.5         Prorations
    Schedule 3.13        Litigation
    Schedule 3.15        Inventory on Consignment
    Schedule 3.16(b)     WARN Wage Expenses
    Schedule 3.28        800 Code Inventory of Seller as of Closing
    Schedule 10.14       Hired Employees
    Schedule 10.15(e)    Compensation, Employee Wages, Benefits and
                          Taxes

    2. Section 2.4(f) of the Purchase Agreement is hereby amended to provide only as follows:

    (f) Letter of Credit. At any time within 10 days after the Closing, Seller shall deliver to Buyer an irrevocable standby letter of credit in favor of Buyer in the amount of $500,000 with a term of 12 months after the Closing Date (the "Letter of Credit"), to secure Buyer against Losses regarding which there has been a final determination under the procedure set forth in Section
8.5 or under that certain Indemnification Agreement between the Parties dated March 23, 2001 ("Indemnification Agreement"). The Letter of Credit (i) shall be in the form attached hereto as Exhibit "F" and (ii) shall be issued by LaSalle National Bank, N.A. Buyer may draw under the then current Letter of Credit in an amount equal to so much of any Indemnification Claim as defined in this Agreement or the Indemnification Agreement, as is accepted by Seller (by failure to object or otherwise). If no final determination of the validity and amount of all or any portion of a timely and outstanding Indemnification Claim has occurred by one month before the expiration date of the then current Letter of Credit, Buyer may give notice to Seller to cause the bank that issued that Letter of Credit to extend that Letter of Credit or obtain a new Letter of Credit for an additional 12 months, in the amount of the lesser of the balance of the Letter of Credit and that Indemnification Claim (the "Balance"). If Buyer gives such notice, Seller shall cause that bank so to extend or issue the new Letter of Credit. If Buyer does not receive within 10 days before the expiration date of the then current Letter of Credit sufficient evidence that such Letter of Credit has been so extended or new Letter of Credit issued, Buyer may draw the Balance under the Letter of Credit and hold the proceeds from such draw in an interest-bearing escrow account, for the purposes for which the Letter of Credit is furnished to Buyer. This process may be repeated for successive terms of one (1) year until such time as there are no timely and outstanding Indemnification Claims under this Agreement or the Indemnification Agreement that remain unsatisfied. Except as otherwise provided in this Agreement or the Indemnification Agreement, nothing in this section, and no action or inaction of Buyer under this section or with regard to the Letter of Credit or substitute therefor, shall be construed to limit Buyer's remedies against Seller or Shareholder for Losses, except to the extent of the proceeds of any draw actually received by Buyer for its own account (as opposed to being received by Buyer to be held in escrow hereunder).

    3. The last sentence of Section 1.4 of the Purchase Agreement is amended to state only as follows: An amount equal to $8,337,390.98 shall be paid to Seller in current funds by wire transfer on the Closing Date to one or more accounts designated by Seller; an additional payment of $500,000 shall be paid to Seller in current funds by wire transfer to one or more accounts designated by Seller immediately upon receipt by Buyer of the Letter of Credit required by Section 2.4(f).

    4. The condition of Section 6.16 of the Purchase Agreement is waived as a precedent to closing by Buyer, provided that Buyer represents and warrants that it has requested a tax clearance certificate with respect to the payment of taxes in the states of Arizona, Florida and Texas and agrees it will continue diligently to seek such certificates and will provide them to Seller reasonably soon after they have been obtained.

    5. All receivables of Seller from Arizona Health Foods are Excluded Receivables.

    6. Seller shall prepare and file promptly the appropriate UCC-3 Statements of Change transferring to Buyer its lien rights in the UCC-1 Financing Statements described in Schedule 1.1(f)(ii).

    7. All references on the Agreement to AMCON Distributing Company, Inc. are amended to state the correct name of that corporation, AMCON Distributing Company.

    8. Words and terms defined in the Agreement shall have the same meanings when used in this Amendment, except as otherwise indicated.

    9. This Amendment is not intended for and shall not be construed for the benefit of any party not a signatory hereto. This Amendment shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment and the Purchase Agreement and the Indemnification Agreement constitute the entire agreement (including all representations and promises made) among the Parties with respect to the subject matter hereof and no modification or waiver shall be effective unless in writing and signed by the party to be charged. Except for this Amendment, the terms and conditions set forth in the Purchase Agreement and the Indemnification Agreement shall remain in full force and effect.

    10. Certain leased vehicles and trailers are not in the condition as represented and warranted by Seller and Shareholder under Section 3.15. Seller and Shareholder agree that Buyer may take possession of the same and audit the same for damage within 30 days of Closing. Seller and Shareholder agree that they shall be responsible for reimbursing Buyer for the costs of any repair to such vehicles in order to conform to such representations and warranties.

    11. The parties to the Agreement acknowledge that there are issues to be resolved and matters to be completed post-closing. Each of the parties to the Agreement hereby agree to offer maximum cooperation with each other in an ongoing diligent manner to complete all such matters required to be concluded or obtained by the terms of the Agreement and to consummate the transactions and matters contemplated either by the Purchase Agreement or by the terms of this Amendment.

    12. Section 10.7 is amended to insert, after the first reference to "this Agreement": "together with the Indemnification Agreement dated as of March 23, 2001 between Buyer, Seller and Shareholder."

    13. The parties acknowledge that the Agreement with respect to the Hawaiian Water Company Contract has not been completed. The parties agree that they, along with Hawaiian Water Company, shall cooperate with each other to negotiate and execute a mutually acceptable agreement, substantially in the form and substance set forth as Exhibit "I" attached hereto with such changes as may be agreed upon by the parties, as soon as practicable but by no later than July 1, 2001.

    IN WITNESS WHEREOF, Buyer, Seller and Shareholder have caused their signatures to be hereunto subscribed, all as of the day and year first above written.

                            TREE OF LIFE, INC. ("BUYER")


                            By: James M. Hopper
                               -------------------------
                               James M. Hopper,
                               Senior Vice President
                               Natural Food Div. Ops.



                            FOOD FOR HEALTH CO., INC. ("SELLER")


                            By: Jerry Fleming
                               -------------------------
                               Jerry Fleming, President


                            AMCON DISTRIBUTING COMPANY ("SHAREHOLDER")


                            By: William F. Wright
                               -------------------------
                               William F. Wright, Chairman